                               DIRECTOR LOAN AGREEMENT



     THIS AGREEMENT made as of the 12th day of February, 1998, by and between RAYMOND RONCARI, of Windsor Locks, Connecticut ("Lender"), and AMERICAN CARD TECHNOLOGY, INC., a Delaware corporation (the "Company").


                                W I T N E S S E T H :


     WHEREAS, the Company is this day closing on the sale of units of notes (the "Bridge Notes") and securities in the Company offered pursuant to a Confidential Private Placement Memorandum dated February 3, 1998 (the "Private Placement"); and

     WHEREAS, in connection with the Private Placement, and as a condition to the closing thereof, Lender has agreed to make available to the Company on an unconditional basis loans to the Company in the original principal amount of Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00) (the "Loans") to be used at the Company's discretion for working capital and certain expenses to be incurred in connection with an anticipated initial public offering of the Company's securities;

     WHEREAS, in partial consideration for making the Loans, Lender is being tendered 12,500 shares of common stock, par value $.001 per share, in the Company (the "Common Stock") to be transferred by Lilly Beter Capital Group. Ltd., a consultant to the Company, and to grant to Lender a warrant to purchase 12,500 shares of Common Stock at an exercise price of 80% of the per share market value of the Common Stock on the date of exercise.

     NOW, THEREFORE, in consideration of the foregoing and in further consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1. REPRESENTATIONS AND WARRANTIES. the Company represents and warrants to Lender that:

          (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and is duly qualified and in good standing in every jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary;

          (b) The execution and delivery of this Agreement and each and every other agreement, instrument or document required to be executed and delivered to Lender by the Company pursuant to the terms hereof, have been duly authorized, are each valid, legal and binding upon it and enforceable in accordance with their respective terms;

          (c) The execution and delivery of this Agreement and each and every other agreement, instrument or document required to be executed and delivered to Lender by the Company pursuant to the terms hereof, the consummation of the transactions herein contemplated, the fulfillment of or compliance with the terms and provisions hereof and of each and every other instrument, agreement or document required to be executed and delivered to Lender by the Company pursuant to the terms hereof, are within its powers, are not in contravention of any provisions of its certificate of incorporation or any amendments thereto, or of its by-Laws.

     2. AMOUNT AND TERMS OF LOANS. Pursuant to the terms of this Agreement, Lender shall make Loans to the Company, upon its request and within three (3) business days of such request, which in the aggregate do not exceed Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00). The Loans and each of them shall be made upon the following terms and conditions:

          (a) The maximum aggregate principal amount of the Loans shall be in the amount of Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00), and shall be evidenced by a promissory grid note (the "Note") with appropriate insertions of names, dates and amounts. The Loans shall bear interest at a rate per annum equal to ten percent (10.00%). Interest shall be charged on the principal balance from time to time outstanding on the basis of the actual number of days elapsed computed on the basis of a three hundred sixty (360) day year. Interest shall be due and payable, in arrears on the Maturity Date (as hereinafter defined);

          (b) The Loans made by Lender to the Company pursuant to this Paragraph 2 shall be recorded in an account on the books of Lender bearing the Company's name (the "Company's Account"). There shall also be recorded in the Company's Account all payments made by the Company on the Loans and interest accrued thereon.

          (c) The outstanding principal amount owed hereunder, together with all accrued but unpaid interest thereon, shall be due and payable in full on the earlier of (i) the closing of an initial public offering of the Company's securities and (ii) March 3, 2002 (the "Maturity Date");

          (d) Maker shall have the right to prepay the outstanding principal amount of this Note, in whole or in part at any time.

          (e) The provisions of this Paragraph 2 shall continue in effect until the Maturity Date, PROVIDED, HOWEVER, that Lender's obligations to advance Loans to the Company pursuant to the provisions of this Paragraph 2 shall cease upon the occurrence of an Event of Default (as defined in Paragraph 3 hereof) until such time as said Event of Default is cured.

     3. DEFAULT PROVISIONS. Any one or more of the following shall constitute an Event of Default under this Agreement and the Note:

          (a) the institution of any bankruptcy proceedings against the Company and a failure to have such proceedings dismissed within a period of sixty (60) days;

          (b) the institution of any voluntary bankruptcy proceedings by the Company;

          (c)  the Company ceases to do business; or

          (d) the Company dissolves or otherwise terminates its corporate existence.

     4.   GENERAL PROVISIONS.

          (a) This Agreement shall survive until the Loans have been paid in full;

          (b) This Agreement is an integrated document and all terms and provisions are embodied herein and shall not be varied by parol;

          (c) It is the specific desire and intention of the parties that it shall in all respects be construed under the laws of the State of Georgia;

          (d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that the Company shall not assign, voluntarily, by operation of law or otherwise, any of its rights hereunder without the prior written consent of Lender and any such attempted assignment without such consent shall be null and void.


     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, and to a duplicate instrument of the same tenor, the day and year first above written.


SIGNED, SEALED, AND DELIVERED
   IN THE PRESENCE OF:                       AMERICAN CARD TECHNOLOGY, INC.


______________________________
                                             By      /s/ Lawrence O. Perl
                                                 -----------------------------

______________________________                   Its Chief Executive Officer




______________________________
                                                  /s/ Raymond Roncari
                                             --------------------------------
                                             Raymond Roncari
______________________________

                          DIRECTOR LOAN PROMISSORY GRID NOTE

$450,000.00                    NEW YORK, NEW YORK               FEBRUARY 12,
1998

     FOR VALUE RECEIVED, AMERICAN CARD TECHNOLOGY, INC., a Delaware corporation ("Maker"), promises to pay to the order of RAYMOND A. RONCARI ("Holder"), at such place as may be designated in writing from time to time by Holder, the maximum aggregate principal sum of up to Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00), or such lesser amount as may from time to time be outstanding under this Note, together with interest accruing on the unpaid balance of this Note, before or after demand or judgment, at a fixed rate per annum equal to ten percent (10.00%). Interest shall be charged on the principal balance from time to time outstanding on the basis of the actual number of days elapsed computed on the basis of a three hundred sixty (360) day year. Interest shall be due and payable in arrears on the Maturity Date, as hereinafter defined.

     The outstanding principal amount, together with interest accrued thereon, shall be due and payable in full on the earlier of (i) the closing of an initial public offering of the Company's securities and (ii) March 3, 2002 (the "Maturity Date"). The principal amount of this Note shall be advanced by Holder upon request of Maker and within three (3) business days of such request. Advances and payments under this Note shall be evidenced by a ledger maintained by Holder and attached hereto which shall set forth, among other things, the principal amount of any advances and payments therefor.

     This Note is subject in all respects to the terms and conditions of that certain Director Loan Agreement dated this date between Maker and Holder, including, without limitation, Events of Default, repayment terms, and the termination date set forth therein.

     Maker hereof further promises to pay, in addition to said principal sum and interest, all taxes assessed upon this Note, and all reasonable costs and expenses, including, without limitation, attorneys' fees, incurred in the collection of this Note.

     Maker shall have the right to prepay the principal amount of this Note and interest accrued thereon in whole or in part at any time. Any partial prepayments shall be applied first to accrued and unpaid interest and second to the principal outstanding under this Note.

     Maker waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of this Note, and all rights under any statute of limitations, and agrees that the time for payment of this Note may be extended at Holder's sole discretion, without impairing Maker's liability thereon.

     This Note shall be governed by and construed in accordance with the laws of the State of Georgia.

                                            AMERICAN CARD TECHNOLOGY, INC.

                                              By        /s/ Lawrence O. Perl
                                                    ----------------------------
______________________
                                                        Lawrence 0. Perl
                                                    Its' Chief Executive Officer

                        ALLONGE ENDORSEMENT TO PROMISSORY NOTE

                                DATED APRIL 30, 1998
                   IN THE ORIGINAL PRINCIPAL AMOUNT OF $450,000.00
                       MADE BY AMERICAN CARD TECHNOLOGY, INC.
                                   TO THE ORDER OF
                                  RAYMOND A. RONCARI



     Allonge annexed to and made a part of that certain Director Loan Promissory Grid Note (the "Note") in the original principal amount of Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00) dated February 12, 1998 made by American Card Technology, Inc. ("Maker") in favor of Raymond A. Roncari ("Holder").

     Holder and Maker hereby agree that the Maturity Date of the Note is amended to the earlier of (i) the closing of debt financing negotiated by Lilly Beter Capital Group subsequent to the closing of the Maker's initial public offering or (ii) January 1, 2001.

     All other provisions of said Note, except those amended hereby, shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the undersigned has caused this Allonge to be executed as of the 30th day of April, 1998.


                              AMERICAN CARD TECHNOLOGY, INC.



                              By:         /s/ Lawrence O. Perl
                                    -----------------------------------

                                    Its Chief Executive Officer


                              HOLDER:



                                    /s/ Raymond A. Roncari
                              ------------------------------------
                              Raymond A. Roncari